PVH CORP. REPORTS STRONG 2023 FIRST QUARTER RESULTS ABOVE GUIDANCE

•First quarter revenue increased 2% to $2.158 billion compared to the prior year period (increased 5% on a constant currency basis) and exceeded guidance of relatively flat to the prior year period (increase approximately 3% on a constant currency basis)
•First quarter EPS of $2.14 exceeded guidance of approximately $1.90
•Full year outlook
◦Revenue: Reaffirms projected increase of 3% to 4% (increase 2% to 3% on a constant currency basis)
◦Operating margin: Reaffirms outlook of approximately 10%
◦EPS: Reaffirms outlook of approximately $10.00

New York - May 31, 2023 - PVH Corp. [NYSE: PVH] today reported its 2023 first quarter results and reaffirmed its full year outlook.
Stefan Larsson, Chief Executive Officer, commented, “We delivered a strong start to the year with first quarter performance ahead of our guidance for both revenue and earnings, driven by our disciplined execution of the PVH+ Plan. We are reaffirming our guidance for the year, reflecting the confidence we have in our ability to continue to deliver on our near-term commitments, while maintaining a strong focus on our long-term vision to build Calvin Klein and TOMMY HILFIGER into the most desirable lifestyle brands in the world, and position PVH as one of the best performing brand groups in our sector.”

Mr. Larsson, added, “We are gaining good traction for both brands in all regions, driven by our focus on the key growth drivers of our multi-year PVH+ Plan: winning with product, winning with consumer engagement, winning in the digitally-led marketplace, building a demand- and data-driven operating model, and investing in growth while driving cost efficiencies.”

Zac Coughlin, Chief Financial Officer, said, “We drove strong first quarter results which included mid-single-digit constant currency revenue growth and double-digit EPS growth. We have growing confidence in our execution of the PVH+ Plan and our full year outlook. As such, we are making strategic investments to drive our multi-year brand-led growth in important areas such as marketing. We are well positioned to achieve double-digit EPS growth in 2023, while at the same time, we expect to generate significant cash flow.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

First Quarter Review:
•Revenue increased 2% compared to the prior year period (increased 5% on a constant currency basis). The Company’s revenue growth was driven by solid performance in its international businesses, particularly in the Asia Pacific region, including 44% growth in local currency in China following the lifting of COVID restrictions in the fourth quarter of 2022, and continued growth in Europe in euros. The increase also reflected strong growth in the North America direct-to-consumer business.

◦Direct-to-consumer revenue increased 8% compared to the prior year period (increased 12% on a constant currency basis), with strong growth in both the Company’s owned and operated stores and owned and operated digital commerce business.

◦Wholesale revenue decreased 2% compared to the prior year period (increased 1% on a constant currency basis).

◦Owned and operated digital commerce revenue increased 4% compared to the prior year period (increased 8% on a constant currency basis). Total digital revenue decreased 3% compared to the prior year period (decreased 1% on a constant currency basis). The strong growth in the Company’s owned and operated digital commerce business was more than offset by a decrease in wholesale sales to the Company’s wholesale.com and pure play customers. Digital penetration as a percentage of total revenue was approximately 20%.

•Gross margin was 57.9% compared to 58.4% in the prior year period. The benefits from price increases, lower freight costs, and a favorable shift in regional and channel mix were more than offset by higher product costs, including an approximately 150 basis point negative impact on inventory costs due to foreign currency exchange rates.

•Inventory levels have decreased compared to the fourth quarter of 2022, with improvement in all regions. Inventory was 24% higher than the prior year’s first quarter due to a combination of (i) abnormally low inventory levels in the prior year period, (ii) early receipts of inventory, and (iii) higher product costs.

First Quarter Consolidated Results:
•Revenue increased 2% to $2.158 billion compared to the prior year period (increased 5% on a constant currency basis).

◦Tommy Hilfiger revenue increased 5% compared to the prior year period (increased 8% on a constant currency basis)
▪Tommy Hilfiger International revenue increased 3% (increased 7% on a constant currency basis)
▪Tommy Hilfiger North America revenue increased 11%

◦Calvin Klein revenue was flat compared to the prior year period (increased 3% on a constant currency basis)
▪Calvin Klein International revenue increased 7% (increased 11% on a constant currency basis)
▪Calvin Klein North America revenue decreased 12%. Continued growth in the direct-to-consumer business was more than offset by a decrease in the wholesale business.

◦Heritage Brands revenue decreased 12% compared to the prior year period

•Earnings before interest and taxes (“EBIT”) was $199 million, inclusive of a $9 million negative impact due to foreign currency translation, compared to $210 million in the prior year period. The revenue growth on a constant currency basis was offset by lower gross margins, including the approximately 150 basis point negative impact on inventory costs due to foreign currency exchange rates, discussed above. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Earnings per share (“EPS”) was $2.14, a 10% increase compared to $1.94 in the prior year period. EPS for the first quarter included the negative impact of $0.11 per share related to foreign currency translation.

•Interest expense of $22 million was flat as compared to the prior year period.

•Effective tax rate was 23.1% as compared to 29.4% in the prior year period.

2023 Outlook:
Full Year 2023 Guidance
•Revenue is projected to increase 3% to 4% as compared to 2022 (increase 2% to 3% on a constant currency basis).

•Operating margin is projected to be approximately 10%.

•EPS is projected to be approximately $10.00 compared to $3.03 on a GAAP basis and $8.97 on a non-GAAP basis in 2022. The 2023 EPS projection includes the estimated positive impact of approximately $0.15 per share related to foreign currency translation. EPS on a GAAP basis for 2022 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis excluded these amounts.

•Interest expense is projected to increase to approximately $100 million compared to $83 million in 2022 primarily due to higher interest rates.

•Effective tax rate is projected to be approximately 24%.

Second Quarter 2023 Guidance
•Revenue is projected to increase low single-digits as compared to the second quarter of 2022.

•EPS is projected to be approximately $1.70 compared to $1.72 on a GAAP basis and $2.08 on a non-GAAP basis in the second quarter of 2022. The second quarter 2023 EPS projection includes the estimated positive impact of approximately $0.05 per share related to foreign currency translation. EPS on a GAAP basis for the second quarter of 2022 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis excluded these amounts.

•Interest expense is projected to increase to approximately $25 million compared to $20 million in the second quarter of 2022.

•Effective tax rate is projected to be approximately 26%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax gain of $78 million recorded in the fourth quarter of 2022 related to the recognized actuarial gain on retirement plans.
•Pre-tax noncash goodwill impairment charge of $417 million recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates.
•Pre-tax costs of $20 million incurred in 2022, consisting of severance related to initial actions under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, of which $17 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.
•Pre-tax net costs of $43 million recorded in 2022 in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments and a gain on contract terminations, of which $50 million of charges were recorded in the second quarter and an $8 million gain was recorded in the fourth quarter.
•Pre-tax gain of $16 million recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V.

•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see the sections entitled “Reconciliations of Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
Sheryl Freeman
(212) 381-3980
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its first quarter earnings release on Thursday, June 1, 2023 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, and the 2021 sale of assets of, and exit from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the recent announcement that we intend to bring in-house most of the product categories currently licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us; (iv) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being seen globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that has led to the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ value; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; and (xviii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended
	4/30/23	5/1/22

Net sales	$2,051.1	$2,006.6
Royalty revenue	84.7	90.0
Advertising and other revenue	22.1	26.1
Total revenue	$2,157.9	$2,122.7

Gross profit	$1,250.3	$1,238.7

Selling, general and administrative expenses	1,064.0	1,039.4

Non-service related pension and postretirement income	0.6	3.6

Equity in net income of unconsolidated affiliates	11.9	7.4

Earnings before interest and taxes	198.8	210.3

Interest expense, net	22.0	21.8

Pre-tax income	176.8	188.5

Income tax expense	40.8	55.4

Net income	$136.0	$133.1

Diluted net income per common share (1)	$2.14	$1.94

	Quarter Ended
	4/30/23	5/1/22

Depreciation and amortization expense	$72.3	$76.8

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the computations of the Company’s diluted net income per common share.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended	Quarter Ended
	4/30/23	5/1/22
	GAAP	GAAP
	Results	Results

Net income	$136.0	$133.1

Weighted average common shares	62.7	68.0
Weighted average dilutive securities	0.8	0.7
Total shares	63.5	68.7

Diluted net income per common share	$2.14	$1.94

PVH CORP.
Consolidated Balance Sheets
(In millions)

	4/30/23	5/1/22
ASSETS
Current Assets:
Cash and Cash Equivalents	$373.8	$748.7
Receivables	928.3	872.5
Inventories	1,718.1	1,389.7
Other	333.0	354.1
Total Current Assets	3,353.2	3,365.0
Property, Plant and Equipment	885.7	863.3
Operating Lease Right-of-Use Assets	1,282.1	1,312.5
Goodwill and Other Intangible Assets	5,588.7	5,998.1
Other Assets	381.5	350.4
TOTAL ASSETS	$11,491.2	$11,889.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,924.7	$2,018.9
Current Portion of Operating Lease Liabilities	342.2	358.1
Short-Term Borrowings	17.3	15.5
Current Portion of Long-Term Debt	112.0	36.2
Other Liabilities	652.6	803.9
Long-Term Portion of Operating Lease Liabilities	1,123.0	1,171.7
Long-Term Debt	2,193.0	2,216.5
Stockholders’ Equity	5,126.4	5,268.5
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,491.2	$11,889.3

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	4/30/23	5/1/22
Tommy Hilfiger North America
Net sales	$266.7	$235.5
Royalty revenue	20.3	20.8
Advertising and other revenue	4.5	5.2
Total	291.5	261.5

Tommy Hilfiger International
Net sales	812.8	790.3
Royalty revenue	15.7	14.5
Advertising and other revenue	4.3	4.6
Total	832.8	809.4

Total Tommy Hilfiger
Net sales	1,079.5	1,025.8
Royalty revenue	36.0	35.3
Advertising and other revenue	8.8	9.8
Total	1,124.3	1,070.9

Calvin Klein North America
Net sales	227.7	256.9
Royalty revenue	35.7	42.2
Advertising and other revenue	10.9	14.0
Total	274.3	313.1

Calvin Klein International
Net sales	598.3	558.6
Royalty revenue	12.8	12.3
Advertising and other revenue	2.3	2.2
Total	613.4	573.1

Total Calvin Klein
Net sales	826.0	815.5
Royalty revenue	48.5	54.5
Advertising and other revenue	13.2	16.2
Total	887.7	886.2

Heritage Brands Wholesale
Net sales	145.6	165.3
Royalty revenue	0.2	0.2
Advertising and other revenue	0.1	0.1
Total	145.9	165.6

Total Revenue
Net sales	2,051.1	2,006.6
Royalty revenue	84.7	90.0
Advertising and other revenue	22.1	26.1
Total	$2,157.9	$2,122.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended	Quarter Ended
	4/30/23	5/1/22
	Results	Results
	Under	Under
	GAAP	GAAP

Tommy Hilfiger North America	$2.3	$(13.0)

Tommy Hilfiger International	126.3	139.4

Total Tommy Hilfiger	128.6	126.4

Calvin Klein North America	2.2	11.7

Calvin Klein International	100.4	97.1

Total Calvin Klein	102.6	108.8

Heritage Brands Wholesale	15.0	16.8

Corporate	(47.4)	(41.7)

Total earnings before interest and taxes	$198.8	$210.3

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	4/30/23	5/1/22

Tommy Hilfiger International	$832.8	$809.4	2.9%	(3.7)%	6.6%
Total Tommy Hilfiger	1,124.3	1,070.9	5.0%	(3.0)%	8.0%

Calvin Klein International	613.4	573.1	7.0%	(4.4)%	11.4%
Total Calvin Klein	887.7	886.2	0.2%	(3.0)%	3.2%

Total Revenue	$2,157.9	$2,122.7	1.7%	(2.8)%	4.5%

Total Direct-to-Consumer	$836.8	$771.3	8.5%	(3.7)%	12.2%
Directly Operated Digital Commerce	$158.7	$152.6	4.0%	(3.7)%	7.7%
Wholesale	$1,214.3	$1,235.3	(1.7)%	(2.6)%	0.9%
Total Digital	$416.9	$430.8	(3.2)%	(2.6)%	(0.6)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

Reconciliations of Constant Currency Revenue Guidance

Current Guidance
Full Year 2023 (Estimated)

GAAP revenue increase	3% to 4%
Positive impact of foreign exchange	1%
Non-GAAP revenue increase on a constant currency basis	2% to 3%

Please refer to the section entitled “Reconciliations of Constant Currency Revenue” on page 12 of this release for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis
	Full Year 2022			Second Quarter 2022
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income	$200.4	$(393.2)	$593.6	$115.3	$(24.3)	$139.6
Total weighted average shares	66.2		66.2	67.0		67.0

Diluted net income per common share	$3.03		$8.97	$1.72		$2.08

(1) Represents the impact on net income in the year ended January 29, 2023 from the elimination of (i) a $78.4 million recognized actuarial gain on retirement plans in the fourth quarter of 2022, (ii) $43.0 million of net costs incurred in connection with the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, consisting of noncash asset impairments, contract termination and other costs, and severance recorded in the second quarter of 2022, partially offset by a gain on contract terminations recorded in the fourth quarter of 2022; (iii) a $16.1 million gain recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V. (the “Karl Lagerfeld transaction”); (iv) a $417.1 million noncash goodwill impairment charge recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates; (v) $20.2 million of costs incurred in the third and fourth quarters of 2022 related to initial actions taken under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, consisting of severance; and (vi) a $7.4 million net tax expense associated with the foregoing pre-tax items.

(2) Represents the impact on net income in the quarter ended July 31, 2022 from the elimination of (i) $50.5 million of costs incurred in connection with the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, consisting of noncash asset impairments, contract termination and other costs, and severance; (ii) a $16.1 million gain recorded in connection with the Karl Lagerfeld transaction; and (iii) a $10.1 million net tax benefit associated with the foregoing pre-tax items.